UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-20805 (Commission File Number)	23-2476415 (IRS Employer Identification No.)
411 Hackensack Avenue
Hackensack, NJ 07601
(201) 651-5140
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On August 23, 2007, ReGen Biologics, Inc. (the “Company”) entered into the Second Amended and Restated Stockholders’ Agreement (the “Agreement”) with the following stockholders of the Company: J. Richard Steadman, Gerald E. Bisbee, Jr., William R. Timken, The Timken Living Trust U/A/D 9/14/99, Robert G. McNeil, Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling Ventures Management V, Sanderling Venture Partners II, L.P., Sanderling Ventures Limited, L.P., Sanderling Ventures Management VI, Sanderling Venture Partners VI Co-Investment Fund L.P., Sanderling VI Limited Partnership and Sanderling VI Beteiligungs GmbH & Co. KG (collectively, the “Stockholders”). The Agreement amends and restates that certain Amended and Restated Stockholders’ Agreement, by and among the Company and the Stockholders dated as of September 21, 2005, in order to extend the Agreement’s termination date to the earliest of (i) June 30, 2008, (ii) a change of control of the Company (as defined in the Agreement) or (iii) the listing of the Company’s common stock, par value $0.01 per share, on a national securities exchange.
Of the Stockholders, Dr. Bisbee is the President, Chief Executive Officer and Chairman of the Board of the Company. Drs. Steadman, Bisbee and McNeil are directors of the Company, as is Mr. Timken, who is the trustee of The Timken Living Trust U/A/D 9/14/99. The Sanderling entities and Dr. McNeil own, together with their affiliates, in excess of five percent of the outstanding shares of the Company. In addition, Sanderling Ventures Management VI has been engaged as a consultant of the Company pursuant to that certain Consulting Agreement by and between the Company and Sanderling Ventures Management VI, dated as of March 2, 2007.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.01	Second Amended and Restated Stockholders’ Agreement, by and among the Company and the Stockholders named therein, dated as of August 23, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.

Date: August 24, 2007	By:	/s/ Brion D. Umidi

Brion D. Umidi
Senior Vice President and Chief
Financial Officer